Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

Cawley, Gillespie & Associates, Inc. has issued an audit letter, as of December 31, 2024, of the Alliance Royalty, LLC estimates of reserves and future revenue in certain oil and gas properties located in the United States.  Cawley, Gillespie & Associates, Inc. consents to the reference in this Registration Statement on Form S-3 to Cawley, Gillespie & Associates, Inc.'s audit letter dated December 10, 2024.

CAWLEY, GILLESPIE & ASSOCIATES, INC.

By:	/s/ Jonathan Schmit
Jonathan Schmit
Sr. Engineer/Owner

Fort Worth Texas

February 27, 2025